Exhibit 99.1

News Announcement                                                                                                    For Immediate Release

NEXSTAR BROADCASTING ENTERS INTO A DEFINITIVE AGREEMENT
TO ACQUIRE CW AFFILIATE KASW-TV IN PHOENIX FOR
$68 MILLION IN ACCRETIVE TRANSACTION

IRVING, Texas, and PHOENIX, Arizona (October 23, 2014) - Nexstar Broadcasting Group, Inc. (Nasdaq: NXST) (“Nexstar” or “the Company”) announced today that it entered into a definitive agreement to acquire the assets of KASW-TV, the CW affiliate serving the Phoenix, AZ market for $68.0 million plus working capital from Meredith Corporation (NYSE:MDP) (“Meredith”) and SagamoreHill of Phoenix, LLC (“SagamoreHill”). The proposed acquisition is expected to be accretive to Nexstar’s operating results immediately upon closing and inclusive of all other previously announced transactions, will expand the Company’s coverage to 57 markets in 22 states, reaching approximately 19.7 million television households.

Nexstar intends to finance the station acquisition through borrowings under its senior credit facilities. The transaction is subject to FCC approval and other customary approvals, and is expected to close in the first quarter of 2015.

In the first twelve months following the closing of the transaction, KASW-TV is expected to generate approximately $14.0 million in adjusted broadcast cash flow and is expected to provide free cash flow accretion in the first year of ownership of approximately $0.30 per share (definitions and disclosures regarding non-GAAP financial information are included later in this announcement).

Commenting on the agreement, Nexstar Broadcasting Group President and Chief Executive Officer, Perry A. Sook said, “The planned acquisition of KASW-TV in Phoenix is highly accretive to Nexstar’s operating results, further strategically diversifies Nexstar’s station portfolio, and presents a great opportunity for the Company to leverage its intellectual capital and operating management disciplines to drive significant synergies. In addition, the transaction offers Nexstar entrée to the Arizona and Phoenix markets which represent a natural complement to our existing operations in the Southwestern region of the United States.

“Pro-forma for expected synergies, including additional retransmission revenues, the purchase price for KASW is less than 5.5 times the average 2014/2015 pro-forma projected cash flow. Under Nexstar’s ownership we intend to initiate local programming and a local community orientation.  With an enhanced sales effort, the additional retransmission revenues as well as synergistic operating improvements, the acquisition, on a pro-forma basis, is leverage neutral and expected to add $0.30 per share of free cash flow to Nexstar’s 2015 operating results.”

According to the 2014 BIA Kelsey Television Yearbook the Phoenix, Arizona DMA is ranked as the 12th largest U.S. television market.

Meredith and SagamoreHill purchased KASW-TV from Gannett Co., Inc. (NYSE:GCI) (“Gannett”) and Sandler Media LLC (“Sandler”) as part of Gannett’s acquisition of Belo Corp. As part of Federal Communications Commission approval, Meredith and SagamoreHill voluntarily agreed to divest KASW to an independent buyer within 90 days of its June 19, 2014 closing.

Definitions and Disclosures Regarding non-GAAP Financial Information
Broadcast cash flow is calculated as income from operations, plus corporate expenses, depreciation, amortization of intangible assets and broadcast rights (excluding barter) and loss (gain) on asset disposal, net, minus broadcast rights payments.

Adjusted EBITDA is calculated as broadcast cash flow less corporate expenses.

Free cash flow is calculated as income from operations plus depreciation, amortization of intangible assets and broadcast rights (excluding barter), loss (gain) on asset disposal, net, and non-cash stock option expense, less payments for broadcast rights, cash interest expense, capital expenditures and net cash income taxes.

Broadcast cash flow and free cash flow results are non-GAAP financial measures.  Nexstar believes the presentation of these non-GAAP measures are useful to investors because they are used by lenders to measure the Company’s ability to service debt; by industry analysts to determine the market value of stations and their operating performance; by management to identify the cash available to service debt, make strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs; and, because they reflect the most up-to-date operating results of the stations inclusive of pending acquisitions, TBAs or LMAs.  Management believes they also provide an additional basis from which investors can establish forecasts and valuations for the Company’s business.

About Nexstar Broadcasting Group, Inc.
Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 80 television stations and 20 related digital multicast signals reaching 46 markets or approximately 13.1% of all U.S. television households. Nexstar’s portfolio includes affiliates of NBC, CBS, ABC, FOX, MyNetworkTV, The CW, Telemundo, Bounce TV, Me-TV, and LATV. Nexstar’s 48 community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities.

Pro-forma for the completion of all announced transactions Nexstar will own, operate, program or provides sales and other services to 108 television stations and related digital multicast signals reaching 57 markets or approximately 17.3% of all U.S. television households.

Forward-Looking Statements
This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

The forward-looking statements contained in this news release, concerning, among other things, changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events.  Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release.  For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:
Thomas E. Carter	Joseph Jaffoni or Jennifer Neuman
Chief Financial Officer	JCIR
Nexstar Broadcasting Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800

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